                                                                    Exhibit 99-1





FOR IMMEDIATE RELEASE                 Contacts:   Bruce V. Thomas
                                                  President and CEO
                                                  (804) 287-5690

                                                  Bruce G. Willis
                                                  Vice President and Interim CFO
                                                  (804) 287-6242




                 CADMUS COMMUNICATIONS FOURTH QUARTER EARNINGS
                          MEET CONSENSUS PROJECTIONS

                            ----------------------

            REPORTS FISCAL 2001 EARNINGS OF $0.78 PER SHARE BEFORE
                        RESTRUCTURING AND OTHER CHARGES


RICHMOND, VA (Aug. 2, 2001) -- Cadmus Communications Corporation (Nasdaq/NM:
CDMS) today announced earnings per share of $0.11 and $0.78 for the fourth quarter and full fiscal 2001 year, respectively, before restructuring and other charges. Financial highlights for the three months and year ended June 30, 2001, were as follows:


    . The Company's scientific, technical, and medical ("STM") journal services division registered sales gains of 5% for the quarter, led by a double-digit increase in content management revenues and a strong 13% increase in pages;
    . The professional books and directories division continued its revenue growth, posting a 7% increase for the quarter;
    . Continued softness in the U. S. economy and lower advertising spending led to a decline in special interest magazines revenue of 6%, excluding operations now discontinued;
    . "Cash earnings per share" (earnings per share before goodwill amortization, restructuring and other charges) totaled $0.24 and $1.34 for the fourth quarter and full year, respectively;
    . The Company reduced total debt (including securitization debt) in the fourth quarter by $6.8 million, bringing full year debt reduction to $25.0 million. In addition, the Company generated cash flow and EBITDA for fiscal 2001 of $21.7 million and $61.3 million, respectively; and
    . Restructuring and other charges of $19.9 million, pre-tax, were recorded for fiscal 2001 to consolidate facilities, rationalize capacity and reduce costs.

"This quarter's operating results, which were in line with expectations, were achieved in a challenging economic environment," remarked Bruce V. Thomas, president and chief executive officer. "As a result of the continuing economic slowdown, we have seen softness in overall demand, particularly in our special interest magazine and specialty packaging divisions. However, our STM journal services and professional books and directories divisions continue to post solid revenue gains, demonstrating again the resistance of these markets to economic volatility. In fact, these divisions recorded year-over-year revenue gains in each quarter of fiscal 2001, confirming the positive impact of our more market-focused approach and the investments we have made to enhance our content management capabilities."

Continuing, Thomas noted, "We are particularly pleased by the results generated by our STM content management operations. For the fourth quarter, pages increased 13%; and content management revenues increased by approximately the same percentage. During the year, we invested heavily in enhancing our content management capabilities - launching new versions of Rapid Review(TM), our peer review system, introducing s-Proof(TM), our web-based author proofing system, developing an SGML/XML "on demand" capability, and significantly expanding our content management capacity by establishing an offshore facility in India. These enhancements are helping us gain market share and capitalize on the favorable page growth trends in the STM and related scholarly markets. We will continue to invest aggressively in these enhanced capabilities and increased capacity in fiscal 2002."

"Our special interest magazine and specialty packaging divisions continue to be adversely affected by the difficult economic environment in the U.S.," Thomas added. "However, during the fourth quarter, we completed a number of key steps intended to streamline these divisions and improve their overall competitiveness. As we enter fiscal 2002, our task in these divisions is to use these enhanced capabilities and the strides they have made in penetrating less cyclical markets to gain share and regain revenue growth. In the interim, these divisions will continue to control costs and work to capture the operational efficiencies generated by our recent restructuring actions."

Bruce G. Willis, interim chief financial officer, said, "We recognized restructuring and other charges for fiscal 2001 of $19.9 million, or $1.51 per share after taxes. Although these charges led to net losses for the fourth quarter and full year, we continued to generate substantial positive cash flow. Total cash flow for fiscal 2001 was $21.7 million, allowing us to reduce total debt (including securitization debt) by $25.0 million to $221.0 million. We expect to continue reducing our debt during fiscal 2002 and should benefit from both lower levels of borrowings and lower interest rates."

Commenting on the outlook for fiscal 2002, Thomas stated, "The uncertainty surrounding the general economy makes it difficult to offer a specific projection for our operating results for the full year. We do believe that based on current trends, earnings in the first fiscal quarter, which is not historically our strongest, will likely be comparable to the level of operating profit in the fourth quarter of fiscal 2001. The momentum we are seeing in our STM journals and books and directories divisions, together with the benefits of lower debt levels and the restructuring actions we have implemented, will clearly provide an underlying impetus for progress. We expect meaningful and sequential improvement in operating earnings as we move from the first quarter through fiscal 2002. Finally, we will decide by September, 2001 whether to adopt Statement of Financial Accounting Standards 142 (which requires that goodwill not be amortized but instead be tested for impairment annually) in fiscal 2002 or fiscal 2003. We estimate that the adoption of this new Standard would add approximately $0.50 per share to our annual earnings."

Fiscal Fourth Quarter Operating Results - Detailed Review
---------------------------------------------------------

Net sales for the fourth quarter, excluding divested and now discontinued operations, totaled $107.3 million, compared with $105.9 million in the year-earlier period. Publication Services segment (STM journal services, special interest magazines, and book and directory businesses) sales were flat, with growth in STM journal and professional books and directories sales offsetting a 6% decline in special interest magazine sales. This decline resulted from continued reduction in advertising pages. Specialty packaging sales increased 4% in the quarter, again excluding now discontinued operations. This revenue growth indicates the progress being made to reposition this division into pharmaceutical and other markets less economically cyclical.

Operating income before restructuring and other charges totaled $7.0 million in the fourth quarter compared to $11.5 million in the year-earlier period. Fourth quarter operating income included operating losses from the Company's Atlanta-based packaging logistics and Graphic Solutions operations that have been closed or consolidated with other businesses as well as expenses related to the consolidation of now-closed facilities. In addition, the Company also continued spending on content management and related operational initiatives. After restructuring and other charges, the Company recorded operating income in the fourth quarter of $5.0 million.

Income, before restructuring and other charges, for the fourth quarter totaled $1.0 million, or $0.11 per share, compared with $3.3 million, or $0.37 per share, in the year-earlier period. After restructuring and other charges, the Company recorded a net loss in the fourth quarter of $1.1 million, or $0.12 per share, versus net income of $2.0 million, or $0.23 per share, a year ago. Restructuring and other charges recorded in the fourth quarter of fiscal 2001 principally included the consolidation of the Atlanta-based packaging logistics operations, the consolidation of two commercial and magazine printing operations in Richmond, and other actions to reduce operating costs. Restructuring and other charges recorded in the fourth quarter of fiscal 2000 principally related to certain costs associated with the retirement of the Company's former chairman, president and chief executive officer.

Fiscal 2001 Operating Results - Detailed Review
-----------------------------------------------

Net sales for fiscal 2001, excluding divested and now discontinued operations, totaled $442.6 million, compared with $424.0 million in the year-earlier period. Publication Services segment (STM journal services, special interest magazines, and book and directory businesses) sales increased 5% from fiscal 2000, again reflecting growth in STM journal and books and directories sales that was offset in part by a decline in special interest magazine sales. For the year, specialty packaging sales declined 7%, again excluding now discontinued operations, as a result of soft demand in the technology sector and the overall economy.

Operating income before restructuring and other charges totaled $35.1 million for fiscal 2001 compared to $42.3 million in the prior year. After restructuring and other charges, the Company recorded operating income of $15.2 million compared to $5.8 million in fiscal 2000.

Income, before restructuring and other charges, for fiscal 2001 totaled $7.0 million, or $.78 per share, compared with $10.7 million, or $1.19 per share, last year. After restructuring and other charges, the Company recorded a net loss for fiscal 2001 of $6.5 million, or $0.73 per share, versus a net loss of $16.0 million, or $1.78 per share, a year ago.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the largest provider of content management and production services to scientific, technical and medical journal publishers in the world, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) the ability of the Company to develop and market new capabilities and services to take advantage of changes in the STM journals publishing process and the Company's content management business, (3) continuing competitive pricing in the markets in which the Company competes, (4) the gain or loss of significant customers or the decrease in demand from existing customers, (5) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (6) changes in the Company's product sales mix, (7) the impact of industry consolidation among key customers, (8) the ability to successfully complete certain consolidation initiatives and effect other restructuring actions, and (9) the ability of the Company to operate profitably and effectively with high levels of indebtedness. The information included in this release is representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.

                              SELECTED HIGHLIGHTS
              (In thousands, except per share data and percents)
                                  (Unaudited)


                                                             Three Months Ended                 Twelve Months Ended
                                                                  June 30,                           June 30,
                                                        ----------------------------        ----------------------------
                                                           2001              2000              2001             2000
                                                        ----------        ----------        ----------       -----------
Operating data, before restructuring and other
charges/(1)/

Operating income                                      $     6,970       $   11,502       $    35,077       $    42,317
Income                                                        952            3,294             6,975            10,732
EBITDA/(2)/                                                13,292           18,094            61,271            68,881
Depreciation & amortization expense                         6,347            6,509            26,129            26,047
Percent to net sales:
     Gross profit                                            19.2%            22.1%             19.7%             21.8%
    Selling, general and administrative  expenses            12.9%            12.4%             12.3%             13.3%
     Operating income                                         6.4%             9.7%              7.4%              8.5%
     EBITDA                                                  12.1%            15.3%             13.0%             13.9%
Earnings per share, assuming dilution                 $       .11       $      .37       $       .78      $       1.19
Earnings per share, before amortization expense
and restructuring and other charges                   $       .24       $      .51       $      1.34      $       1.78


/(1)/ Before restructuring and other charges of $2.0 million ($2.0 million net of taxes) and $2.4 million ($1.3 million net of tax) for the three months ended June 30, 2001 and 2000, respectively, and $19.9 million ($13.5 million net of taxes) and $36.5 million ($26.7 million net of tax) for the twelve months ended June 30, 2001 and 2000, respectively.
/(2)/ Earnings before interest, taxes, depreciation, amortization and securitization costs

                     CONDENSED CONSOLIDATED BALANCE SHEET
                                (In thousands)

                                                                            June 30,
                                                                              2001                June 30,
                                                                          (unaudited)               2000
                                                                       ----------------        --------------
Assets:
     Cash and cash equivalents                                         $          3,130        $         6,411
     Accounts receivable, net                                                    33,662                 31,992
     Inventories                                                                 24,863                 25,297
     Other current assets                                                        11,612                 12,808
     Property plant and equipment, net                                          138,002                150,979
     Other assets, net                                                          186,159                195,697
                                                                       ----------------        ---------------

 Total assets                                                          $        397,428        $       423,184
                                                                       ================        ===============

 Liabilities and shareholders' equity:
     Current liabilities, excluding current debt                                 66,854                 65,661
     Total debt (net of securitization)                                         182,987                201,705
     Other long-term liabilities                                                 38,029                 37,876
     Shareholders' equity                                                       109,558                117,942
                                                                       ----------------        ---------------
 Total liabilities and shareholders' equity                            $        397,428        $       423,184
                                                                       ================        ===============

               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)


                                                            Three Months Ended                   Twelve Months Ended
                                                                 June 30,                              June 30,
                                                       --------------------------            -------------------------
                                                          2001            2000                  2001          2000
                                                       ----------     -----------            ----------    -----------
   Net sales                                           $  109,448     $   118,452            $  473,105    $   496,311
                                                       ----------     -----------            ----------    -----------

   Operating expenses:
       Cost of sales                                       88,397          92,288               379,886        387,923
        Selling and administrative expenses                14,081          14,662                58,142         66,071
       Restructuring and other charges                      2,009           2,400                19,905         36,544
                                                       ----------     -----------            ----------    -----------
                                                          104,487         109,350               457,933        490,538
                                                       ----------     -----------            ----------    -----------

   Operating income                                         4,961           9,102                15,172          5,773
                                                       ----------     -----------            ----------    -----------

   Interest and other expenses:
       Interest                                             4,692           5,344                19,666         23,002
       Securitization costs                                   515             613                 2,748          1,489
       Other, net                                              25             (83)                  (65)          (517)
                                                       ----------     -----------            ----------    -----------
                                                            5,232           5,874                22,349         23,974
                                                       ----------     -----------            ----------    -----------

   Income (loss) before income taxes                         (271)          3,228                (7,177)       (18,201)

   Income tax expense (benefit)                               786           1,185                  (687)        (2,191)
                                                       ----------     -----------            ----------    -----------

   Net income (loss)                                   $   (1,057)    $     2,043            $   (6,490)   $   (16,010)
                                                       ==========     ===========            ==========    ===========


   Earnings per share, assuming dilution:
       Net income (loss) per share                     $     (.12)     $      .23            $     (.73)   $     (1.78)
                                                       ==========      ==========            ==========    ===========
       Weighted-average common shares
         outstanding                                        8,938           8,946                 8,938          8,990
                                                       ==========      ==========            ==========    ===========
   Cash dividends per common share                     $      .05      $      .05            $      .20    $       .20
                                                       ==========      ==========            ==========    ===========